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                                                                EXHIBIT (10)(k)


Employment-Severance Arrangement with Robert B. Fritsch

         In January 1996, the Company and Robert B. Fritsch agreed that Mr. Fritsch would continue to serve as President and Chief Executive Officer of the Company until September 30, 1996 or until a new Chief Executive Officer was employed, whichever came first. Under the terms of this arrangement, Mr. Fritsch's salary was increased to $450,000 annually effective December 1, 1995; a special bonus award of $112,000 was paid to Mr. Fritsch in January 1996; and Mr. Fritsch received a payment of $240,000 the day the new Chief Executive Officer began employment with the Company (June 1, 1996). This latter payment was in lieu of any 1996 pro-rated bonus based on the annual incentive plan. Between June 1, 1996 and December 31, 1996, Mr. Fritsch served in a transitional role during which he continued to receive his salary and certain benefits. Upon retirement, Mr. Fritsch also received title to his company automobile. Upon his retirement, Mr. Fritsch agreed to provide consulting services to the Company from January 1, 1997 through December 31, 1997 for a monthly fee of $3,333.